UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Smith, Wilburn L.
   809 Hawksbury Park
   Norman, OK  73072
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pre-Paid Legal Services, Inc.
   PPD
3. IRS or Social Security Number of Reporting Person (Voluntary)
   442 38 7196
4. Statement for Month/Year
   4/16/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |4/16/0|P   | |5,000             |A  |14.96      |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/16/0|P   | |5,000             |A  |14.79      |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/16/0|P   | |3,000             |A  |15.10      |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/16/0|P   | |2,500             |A  |15.00      |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/16/0|P   | |2,000             |A  |15.01      |48,316             |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |22,000(1)          |I     |By C. Smith Family         |
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                           |      |    | |                  |   |           |33,836             |I     |By ESOP Trust              |
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                           |      |    | |                  |   |           |237                |I     |By Investment              |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option - Right t|25.5    |9/18/|    | |           |   |     |     |Common      |       |       |10,000      |D  |            |
o Buy                 |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Option - Right t|25.5625 |9/30/|    | |           |   |     |     |Common      |       |       |8,750       |D  |            |
o Buy                 |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Includes 22,000 shares owed by Reporting Person's spouse's revocable trust for benefit of Reporting Person's spouse, of which Reporting
Person's spouse is
Trustee.
SIGNATURE OF REPORTING PERSON
Wilburn Smith
DATE
April 17, 2001